EXHIBIT 15.1

          Rite Aid Corporation
          Camp Hill, Pennsylvania

          Gentlemen:

               Re:  Registration Statement No. 333-

               With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated July 1, 1997 and October 3, 1997 related to our reviews of interim financial information.

               Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

          Very truly yours,


          /s/ KPMG Peat Marwick LLP

          Harrisburg, Pennsylvania
          November 6, 1997